Exhibit 16.1

March 25, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by BTRS Holdings Inc. (f/k/a South Mountain Merger Corp.) under Item 304(a)(1)(v) of Regulation S-K of its Form S-1 filed March 25, 2021. We agree with the statements concerning our Firm under Item 304(a)(1)(v) of Regulation S-K, in which we were informed of our dismissal on March 24, 2021. We are not in a position to agree or disagree with other statements of BTRS Holdings Inc. (f/k/a South Mountain Merger Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP